Exhibit 5.2

March 11, 2009

Prudential Financial Capital Trust II

Prudential Financial Capital Trust III

Prudential Financial, Inc.

751 Broad Street

Newark, NJ 07102

Re:	Prudential Financial Capital Trust II &
Prudential Financial Capital Trust III

Ladies and Gentlemen:

We have acted as special Delaware counsel for Prudential Financial Capital Trust II, a Delaware statutory trust (“Trust II”), and Prudential Financial Capital Trust III, a Delaware statutory trust (“Trust III”, together with Trust II the “Trusts” and each sometimes hereinafter individually referred to as a “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of Trust II, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 2, 2003, as amended by the Certificate of Amendment to Certificate of Trust, as filed in the office of the Secretary of State on February 20, 2009 (as so amended, the “Trust II Certificate of Trust”);

(b)	The Certificate of Trust of Trust III, as filed in the office of the Secretary of State on April 2, 2003, as amended by the Certificate of Amendment to Certificate of Trust, as filed in the office of the Secretary of State on February 20, 2009 (as so amended, the “Trust III Certificate of Trust” together with the Trust II Certificate the “Certificates of Trust”);

(c)	The Declaration of Trust of Trust II, dated as of April 2, 2003, among Prudential Financial, Inc., a New Jersey corporation (the “Company”), and

Prudential Financial Capital Trust II

Prudential Financial Capital Trust III

March 11, 2009

the trustees of the Trust named therein, as supplemented by the Supplemental Declaration of Trust of Trust II, dated as of February 20, 2009, among the Company and the trustees of the Trust named therein (as so supplemented, “Declaration II”);

(d)	The Declaration of Trust of Trust III, dated as of April 2, 2003, among the Company and the trustees of the Trust named therein, as supplemented by the Supplemental Declaration of Trust of Trust III, dated as of February 20, 2009, among the Company and the trustees of the Trust named therein (as so supplemented, “Declaration III” together with Declaration II the “Declarations of Trust”);

(e)	A form of Amended and Restated Declaration of Trust of each of the Trusts (including Annex I and Exhibits A-1 and A-2 thereto) (together the “Declarations”), to be entered into among the Company, as sponsor, the trustees of the applicable Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the applicable Trust, incorporated by reference in the Registration Statement (as defined below);

(f)	The Registration Statement on Form S-3 (the “Registration Statement”) relating, inter alia, to the preferred securities of the Trusts representing undivided beneficial interests in the assets of the Trusts (each, a “Preferred Security” and collectively, the “Preferred Securities”), as proposed to be filed by the Company and the Trusts with the Securities and Exchange Commission on or about the date hereof; and

(g)	A Certificate of Good Standing for each of the Trusts, dated March 11, 2009, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Declarations.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Company.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Declarations of Trust are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each party to the documents examined by us has been duly created,

Prudential Financial Capital Trust II

Prudential Financial Capital Trust III

March 11, 2009

organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each party to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trusts (collectively, the “Preferred Security Holders”) of a Preferred Security Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the Declarations and as contemplated by the Registration Statement, and (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Declarations and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) and assume no responsibility for its contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Each of the Trusts has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.

2. The Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the applicable Trust.

3. The Preferred Security Holders, as beneficial owners of the applicable Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Declarations.

Prudential Financial Capital Trust II

Prudential Financial Capital Trust III

March 11, 2009

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Validity of Securities” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.